UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (earliest event reported): January 11, 2010

ORIENT-EXPRESS HOTELS LTD.

(Exact name of registrant as specified in its charter)

Bermuda

(State or other jurisdiction of incorporation)

001-16017	98-0223493
(Commission file number)	(I.R.S. Employer
Identification No.)

22 Victoria Street

Hamilton HM 12, Bermuda

(Address of principal executive offices)    (Zip Code)

441-295-2244

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events

(a)           Proposed Offering

On January 11, 2010, Orient-Express Hotels Ltd. (the “Company”) announced through a press release that it plans to sell 10 million class A common shares of the Company, $0.01 par value, in an underwritten public offering pursuant to its effective shelf registration statement previously filed with the Securities and Exchange Commission.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The Company intends to use the net proceeds from this offering to pay the cash portion (approximately $37 million) of the purchase price of the two hotel properties in Sicily and for general corporate purposes.

(b)           Acquisition of Two Hotels in Sicily

The Company also announced through a press release the expected purchase of two hotels in Taormina, Sicily — the 83-room Grand Hotel Timeo, widely considered the most luxurious hotel in Taormina, and the 78-room Villa Sant’Andrea, a nearby hotel on the city’s Bay of Mazzarò with a private beach.  The price of €81 million ($117 million), subject to adjustment, includes the assumption of existing and new indebtedness of €55 million ($80 million) relating to the properties.  In addition, the Company agreed to pay a further €5 million ($7.3 million) if, by 2015, certain required permits are granted to expand and add a swimming pool to Villa Sant’Andrea and additional rooms are constructed at Grand Hotel Timeo.  Under the purchase agreements, the Company’s obligation to consummate the acquisition of the hotels was subject to the satisfaction of certain conditions, including that the hotels’ current bank lenders agree to the assumption of the existing indebtedness relating to the properties.  The agreement of the banks was recently obtained, and the Company expects that the acquisition of the two properties will be completed later this month (January 2010).   A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits

(d)           Exhibits

Exhibit Number	Description of Exhibit

99.1	Press Release dated January 11, 2010.

99.2	Press Release dated January 11, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 11, 2010

ORIENT-EXPRESS HOTELS LTD.

By:	/s/ Edwin S. Hetherington
Edwin S. Hetherington
Vice President, General Counsel and
Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	Press Release dated January 11, 2010.

99.2	Press Release dated January 11, 2010.